Exhibit 99.3









INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd., L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP


St. Louis, Missouri
February 14, 1997

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------


ASSETS                                           1996             1995

CASH AND CASH EQUIVALENTS (Note 3)          $    797,225      $    656,904

ACCOUNTS RECEIVABLE                              175,325           117,000

INVESTMENT PROPERTY (Note 4):
  Land                                         1,946,169         1,946,169
  Buildings and improvements                   8,304,934         8,254,994
                                            ------------      ------------

                                              10,251,103        10,201,163
  Less accumulated depreciation               (4,415,352)       (4,063,922)
                                            ------------      ------------

                                               5,835,751         6,137,241

DEFERRED EXPENSES - At amortized cost             75,065           117,880
                                            ------------      ------------

TOTAL                                       $  6,883,366      $  7,029,025
                                            ============      ============


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses     $    109,505      $     72,550
  Accrued real estate taxes                      170,698           152,265
  Refundable tenant deposits                     114,871           110,121
  Mortgage note payable (Note 4)               1,261,800         1,326,600
                                            ------------      ------------

           Total liabilities                   1,656,874         1,661,536

PARTNERS' EQUITY                               5,226,492         5,367,489
                                            ------------      ------------

TOTAL                                       $  6,883,366      $  7,029,025
                                            ============      ============


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
---------------------------------------------------------------------------------------------

                                                              1996        1995        1994
REVENUES:
  Rental and other income (Note 5)                        $1,778,074  $1,688,761  $ 1,430,841
  Interest
                                                              20,295      18,535       18,695
                                                          ----------  ----------  -----------

          Total revenues                                   1,798,369   1,707,296    1,449,536
                                                          ----------  ----------  -----------

EXPENSES:
  Interest                                                   121,761     135,108      116,278
  Depreciation and amortization                              466,190     495,353      436,603
  Real estate taxes                                          247,299     200,374      208,179
  Property management fees - related party (Note 2)          107,341     102,349       85,581
  Repairs and maintenance                                    157,423     118,917       99,651
  Utilities                                                  135,789     120,171      117,897
  Other operating expenses (includes $25,000
    in each year to related party) (Note 2)                  387,281     347,248      378,724
                                                          ----------  ----------  -----------

          Total expenses                                   1,623,084   1,519,520    1,442,913
                                                          ----------  ----------  -----------

NET INCOME                                                $  175,285  $  187,776  $     6,623
                                                          ==========  ==========  ===========

NET INCOME (LOSS) ALLOCATION:
  General partners                                        $   29,947  $   20,680  $    18,853
  Limited partners                                           145,338     167,096      (12,230)

LIMITED PARTNERS DATA:
  Net income (loss) per unit                              $     9.57  $    11.01  $     (0.80)
                                                          ==========  ==========  ===========

  Cash distributions - investment income per unit         $     9.57  $    11.01  $      --
                                                          ==========  ==========  ===========

  Cash distributions - return of capital per unit         $     9.18  $     1.49  $     12.50
                                                          ==========  ==========  ===========

  Weighted average limited partnership units outstanding
                                                              15,180      15,180       15,180
                                                          ==========  ==========  ===========


See notes to financial statements.

                                             -20-


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


                                         Limited      General
                                         Partners     Partners        Total

BALANCE (DEFICIT), JANUARY  1, 1994    $ 5,678,352    $(83,555)   $ 5,594,797

  Net income (loss)
                                           (12,230)     18,853          6,623

  Cash distributions                      (189,750)    (21,100)      (210,850)
                                       -----------    --------    -----------

BALANCE (DEFICIT), DECEMBER 31, 1994     5,476,372     (85,802)     5,390,570

  Net income                               167,096      20,680        187,776

  Cash distributions                      (189,767)    (21,090)      (210,857)
                                       -----------    --------    -----------

BALANCE (DEFICIT), DECEMBER 31, 1995     5,453,701     (86,212)     5,367,489

 Net income                                145,339      29,946        175,285

  Cash distributions                      (284,654)    (31,628)      (316,282)
                                       -----------    --------    -----------

BALANCE (DEFICIT), DECEMBER 31, 1996   $ 5,314,386    $(87,894)   $ 5,226,492
                                       ===========    ========    ===========


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
---------------------------------------------------------------------------------------

                                                         1996        1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $ 175,285   $ 187,776    $  6,623
  Adjustments to reconcile net income to net
    cash  provided  by  operating activities:
      Depreciation                                     415,470     439,626     390,259
      Amortization of deferred expenses                 50,720      55,727      46,344
      Net changes in accounts affecting operations:
        Accounts receivable                            (58,325)     (8,019)     51,463
        Deferred expenses                               (7,905)    (51,967)    (68,355)
        Accounts payable and accrued expenses           36,955         (95)     33,079
        Accrued real estate taxes                       18,433      (6,080)     (2,394)
        Refundable tenant deposits                       4,750      11,159      33,800
                                                     ---------   ---------   ---------

          Net cash provided by operating activities    635,383     628,127     490,819
                                                     ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                (113,980)   (444,649)   (310,209)
                                                     ---------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                      (316,282)   (210,857)   (210,850)
  Payments on mortgage note payable                    (64,800)    (60,600)    (56,400)
                                                     ---------   ---------   ---------

          Net cash used in financing activities       (381,082)   (271,457)   (267,250)
                                                     ---------   ---------   ---------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                          140,321     (87,979)    (86,640)

CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                                 656,904     744,883     831,523
                                                     ---------   ---------   ---------

CASH AND CASH EQUIVALENTS, END OF YEAR               $ 797,225   $ 656,904   $ 744,883
                                                     =========   =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid for interest               $ 132,787   $ 135,443   $ 113,958
                                                     =========   =========   =========


See notes to financial statements.

                                         -22-


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downer's Grove, Illinois (Oak Grove Commons) which generated 49.3% of rental and other income for the year ended December 31, 1996, and an office complex in Leawood, Kansas (Leawood Fountain Plaza) which generated 50.7% of rental and other income for the year ended December 31, 1996.

      The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza.

      The Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The corporate general partner is a partially-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. Another individual general partner's spouse is a shareholder of Nooney Company. Nooney Company is also an economic assignee of the general partnership interests of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $107,341, $102,349 and $85,581 for the years ended December 31, 1996,
      1995 and 1994, respectively. Additionally, the Partnership pays Nooney Krombach Company $25,000 annually as reimbursement for administrative services including accounting, issuing and transferring of units, data processing and investor communications.

      The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

      Investment property is recorded at the lower of cost or net realizable value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property.

      Buildings and improvements are depreciated over their estimated useful lives using the straight-line method.

      Deferred expenses consist of lease fees amortized over the terms of their respective leases.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1996 accounts receivable include approximately $58,000 ($81,000 in 1995) of accrued rent concessions which is not yet due under the terms of various lease agreements.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

      For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and
      (3) above exceeds 1% of net operating cash income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

3.    CASH EQUIVALENTS

      Cash equivalents at December 31, 1995 consisted of $95,000 of bank repurchase agreements. There were no bank repurchase agreements at December 31, 1996.

4.    MORTGAGE NOTE PAYABLE

      Mortgage note payable at December 31 consists of the following:

                                                      1996           1995

      Note  payable to bank,  principal due
       in monthly installments of $5,400 plus
       interest at 1% over the bank's prime
       rate (8.25% at December 31, 1996) to
       July 1998 when remaining principal
       is due                                      $1,261,800      $1,326,600
                                                   ==========      ==========


      The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $3,121,000 at December 31, 1996.

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt.

5.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1996 are as follows:

           1997                                                 $1,658,000
           1998                                                  1,086,000
           1999                                                    559,000
           2000                                                    144,000
           2001                                                     32,000
                                                                ----------

           Total                                                $3,479,000
                                                                ==========


6.    FEDERAL INCOME TAX STATUS

      The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                                   Financial        Income
                                                   Statement         Tax

      1996:
        Net income (loss)                        $  175,285     $  (206,275)
        Partners' equity                          5,226,492       7,279,128

      1995:
        Net income (loss)                        $  187,776     $  (188,391)
        Partners' equity                          5,367,489       7,801,685

      1994:
        Net income (loss)                        $    6,623     $  (416,148)
        Partners' equity                          5,390,570       8,200,940


                                   * * * * * *

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
DECEMBER 31, 1996, 1995 AND 1994
------------------------------------------------------------------------------------------------------------------------------------


The  reconciliation of partners' equity (deficit)  between financial  statements and income tax basis is as follows:
                                                                   December 31, 1996                       December 31, 1995
                                                         --------------------------------------  -----------------------------------
                                                           Limited      General                  Limited       General
                                                          Partners      Partners      Total      Partners      Partners     Total
Balance per statement of partners' equity (deficit)      $5,314,386   $  (87,894) $ 5,226,492  $ 5,453,701  $  (86,212) $ 5,367,489

Add:
  Selling commissions and other offering costs not
    deducted for income tax purposes                      1,822,322                 1,822,322    1,822,322                1,822,322

  Prepaid rents included in income for income tax purposes   (1,087)         (11)      (1,098)      (1,087)        (11)      (1,098)

  Writedown of investment property not recognized for
    income tax purposes                                   3,050,874       31,126    3,082,000    3,050,874      31,126    3,082,000
                                                        -----------   ----------  -----------  -----------  ----------   ----------
                                                         10,186,495      (56,779)  10,129,716   10,325,810     (55,097)  10,270,713

Less:
  Excess depreciation deducted for income tax purposes    2,764,841       28,207    2,793,048    2,364,274      24,120    2,388,394

  Rent concessions not recognized for income tax purposes    56,959          581       57,540       79,820         814       80,634
                                                         ----------   ----------   ----------  -----------  ----------   ----------

Balance (deficit) per tax return                         $7,364,695   $  (85,567) $ 7,279,128  $ 7,881,716  $  (80,031) $ 7,801,685
                                                         ==========   ==========   ==========  ===========  ==========   ==========

                                                                    December 31, 1994
                                                         ------------------------------------
                                                            Limited     General
                                                           Partners     Partners      Total
Balance per statement of partners' equity (deficit)      $ 5,476,372  $ (85,802)  $ 5,390,570

Add:
  Selling commissions and other offering costs not
    deducted for income tax purposes                       1,822,322                1,822,322

  Prepaid rents included in income for income tax purposes    14,831        151        14,982

  Writedown of investment property not recognized for
    income tax purposes                                    3,050,874     31,126     3,082,000
                                                         -----------  ----------  -----------
                                                          10,364,399    (54,525)   10,309,874

Less:
  Excess depreciation deducted for income tax purposes     1,980,252     20,194     2,000,446

  Rent concessions not recognized for income tax purposes    107,392      1,096       108,488
                                                         -----------  ----------  -----------

Balance (deficit) per tax return                         $ 8,276,755  $ (75,815)  $ 8,200,940
                                                         ===========  ==========  ===========

                                                              -26-

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
              Column A                 Column B               Column C                  Column D             Column E
              --------                 --------               --------                  --------             --------
                                                                                         Costs          Gross Amount at Which
                                                       Initial Cost to Partnership     Capitalized   Carried at Close of Period
                                                   ---------------------------------- Subsequent to -------------------------------
                                                               Buildings              Acquisitions(1)         Buildings
                                     Encumbrances   Land   and Improvements Total                    Land  and Improvements  Total
Oak Grove Commons Office/Warehouse
 Complex Downers Grove, Illinois     $1,261,800 $  936,122  $ 4,282,447 $ 5,218,569  $ (175,319)  $ 936,122  $4,107,128  $ 5,043,250

Leawood Fountain Plaza Office Complex
 (76% undivided interest,
 Leawood, Kansas                                 1,010,047    6,306,150   7,316,197  (2,108,344)  1,010,047   4,197,806    5,207,853
                                      ---------  ---------   ----------  ----------  ----------   ---------   ---------   ----------

       Total                         $1,261,800 $1,946,169  $10,588,597 $12,534,766 $(2,283,663) $1,946,169  $8,304,934  $10,251,103
                                     ========== ==========  =========== =========== ===========  ==========  ==========  ===========


                                      Column F   Column G     Column H         Column I
                                      --------   --------     --------         --------
                                                                                Life on
                                                                           Which Depreciation
                                    Accumulated    Date of       Date       in Latest Income
                                   Depreciation  Construction  Acquired  Statement is Computed
Oak Grove Commons Office/Warehouse
  Complex Downers Grove, Illinois    $1,921,918    1972, 1976   1/24/84          30 years

Leawood Fountain Plaza Office Complex
  (76% undivided interest),
  Leawood, Kansas                     2,493,434    1982, 1983   2/20/85          30 years
                                     ----------

          Total                      $4,415,352
                                     ==========


(1) Amounts shown are net of assets written-off and the following writedowns:

        Oak Grove Commons Office/Warehouse Complex  $  693,000
        Leawood Fountain Plaza Office Complex        2,389,000
                                                                                                              (Continued)

                                                               -27-

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
------------------------------------------------------------------------------------------------------------
                                                                   1996            1995             1994
(A) Reconciliation of amounts in Column E:

        Balance at beginning of period                         $10,201,163     $ 9,904,782      $ 9,757,411

        Add - Cost of improvements                                 113,980         444,649          310,209

        Less - Cost of disposals                                   (64,040)       (148,268)        (162,838)
                                                               -----------     -----------      -----------

        Balance at end of period                               $10,251,103     $10,201,163      $ 9,904,782
                                                               ===========     ===========      ===========

(B) Reconciliation of amounts in Column F:

        Balance at beginning of period                         $ 4,063,922     $ 3,772,564      $ 3,545,143

        Add - Provision during the period                          415,470         439,626          390,259

        Less - Depreciation on disposals                           (64,040)       (148,268)        (162,838)
                                                               -----------     -----------      -----------

        Balance at end of period                               $ 4,415,352     $ 4,063,922      $ 3,772,564
                                                               ===========     ===========      ===========

(C)   The aggregate cost of real estate owned
        for federal income tax purposes                        $13,333,103     $13,283,163      $12,986,782
                                                               ===========     ===========      ===========


                                                                                                 (Concluded)
                                             -28-